Exhibit 3.1

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Filed in the office of	Document Number 20100164902-05
Ross Miller Secretary of State State of Nevada	Filing Date and Time 03/17/2010 9:35 AM
	Entity Number C8080-1990

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

ABRAXAS PETROLEUM CORPORATION

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

See attachment A for a complete statement of the Series 2010 Junior Participating Preferred Stock designation

3. Effective date of filing (optional): ____________ (must not be later than 90 days after the certificate is filed)

4. Officer Signature (Required): X Barbara M Stocker

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State File 78 NRS Designation 2007 Revised on: 01/01/07

Attachment A

CERTIFICATE OF DESIGNATION
OF
SERIES 2010 JUNIOR PARTICIPATING PREFERRED STOCK
OF
ABRAXAS PETROLEUM CORPORATION

(Pursuant to Chapter 78, Section 1955 of the Nevada Revised Statutes)

Abraxas Petroleum Corporation. (hereinafter called the “Company”), a Nevada corporation, does hereby certify:

1.        The name of the Company is Abraxas Petroleum Corporation.

2.        The Board of Directors of the Company adopted the following resolutions creating a “Series 2010 Junior Participating” series of Preferred Stock:

RESOLVED:  That a series of the class of authorized Preferred Stock of the Company be and hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

SERIES 2010 JUNIOR PARTICIPATING PREFERRED STOCK

Section 1  Designation and Amount.

The shares of such series will be designated as Series 2010 Junior Participating Preferred Stock (the “Series 2010 Preferred”) and the number of shares constituting the Series 2010 Preferred is 82,000. Such number of shares may be increased or decreased by resolution of the Board; provided, however, that no decrease will reduce the number of shares of Series 2010 Preferred to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company and convertible into Series 2010 Preferred.

Section 2  Dividends and Distributions.

(a)  Subject to the rights of the holders of any shares of any series of Preferred Stock ranking prior to the Series 2010 Preferred with respect to dividends, the holders of shares of Series 2010 Preferred, in preference to the holders of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company, and of any other junior stock, will be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, dividends payable in cash (except as otherwise provided below) on such dates as are from time to time established for the payment of dividends on the Common Stock (each such date being referred to herein as a “Dividend Payment Date”), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series 2010 Preferred (the “First Dividend Payment Date”), in an amount per share (rounded to the nearest cent) equal to, subject to the provision for adjustment hereinafter set forth, the greater of (i) $10.00 and (ii) one thousand (1,000) times the aggregate per share amount of all cash dividends, and one thousand (1,000) times the aggregate per share amount (payable in kind) of all non−cash dividends, other than a dividend payable in shares of Common Stock, or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Dividend Payment Date or, with respect to the First Dividend Payment Date, since the first issuance of any share or fraction of a share of Series 2010 Preferred. In the event that the Company at any time (i) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding shares of Common Stock, (iii) combines the outstanding shares of Common Stock into a smaller number of shares or (iv) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series 2010 Preferred are then issued or outstanding, the amount to which holders of shares of Series 2010 Preferred would otherwise be entitled immediately prior to such event will be correspondingly adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Attachment A-1

(b)  The Company will declare a dividend on the Series 2010 Preferred as provided in paragraph (a) of this Section 2 immediately after it declares a dividend on the Common Stock (other than a dividend payable in shares of Common Stock). Each such dividend on the Series 2010 Preferred will be payable immediately prior to the time at which the related dividend on the Common Stock is payable.

(c)  Dividends will accrue, and be cumulative, on outstanding shares of Series 2010 Preferred from the Dividend Payment Date next preceding the date of issue of such shares, unless (i) the date of issue of such shares is prior to the record date for the First Dividend Payment Date, in which case dividends on such shares will accrue from the date of the first issuance of a share of Series 2010 Preferred or (ii) the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series 2010 Preferred entitled to receive a dividend and before such Dividend Payment Date, in either of which events such dividends will accrue, and be cumulative, from such Dividend Payment Date. Accrued but unpaid dividends will cumulate from the applicable Dividend Payment Date but will not bear interest. Dividends paid on the shares of Series 2010 Preferred in an amount less than the total amount of such dividends at the time accrued and payable on such shares will be allocated pro rata on a share−by−share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of shares of Series 2010 Preferred entitled to receive payment of a dividend or distribution declared thereon, which record date will be not more than sixty (60) calendar days prior to the date fixed for the payment thereof.

Section 3 Voting Rights.

The holders of shares of Series 2010 Preferred shall have the following voting rights:

(a)  Subject to the provision for adjustment hereinafter set forth and except as otherwise provided in the Articles of Incorporation or required by law, each share of Series 2010 Preferred shall entitle the holder thereof to 1,000 votes, on all matters upon which the holders of the Common Stock of the Company are entitled to vote. In the event the Company shall at any time after the Record Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series 2010 Preferred were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)  Except as otherwise provided herein, in the Articles of Incorporation or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, and except as otherwise required by law, the holders of shares of Series 2010 Preferred and the holders of shares of Common Stock and any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

(c)  Except as set forth herein, or as otherwise provided by law, holders of Series 2010 Preferred shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4  Restrictions.

(a)  Whenever dividends or other dividends or distributions payable on the Series 2010 Preferred are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series 2010 Preferred outstanding have been paid in full, the Company will not:

(i)  Declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) (“Junior Stock”) to the shares of Series 2010 Preferred;

(ii)  Declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) (“Parity Stock”) with the shares of Series 2010 Preferred, except dividends paid ratably on the shares of Series 2010 Preferred and all such Parity Stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)  Redeem, purchase or otherwise acquire for consideration shares of any Junior Stock; provided, however, that the Company may at any time redeem, purchase or otherwise acquire shares of any such Junior Stock in exchange for shares of any other Junior Stock of the Company; or

(iv)  Redeem, purchase or otherwise acquire for consideration any shares of Series 2010 Preferred, or any shares of Parity Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, may determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)  The Company will not permit any majority-owned subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Attachment A-2

Section 5  Reacquired Shares.

Any shares of Series 2010 Preferred purchased or otherwise acquired by the Company in any manner whatsoever will be retired and canceled promptly after the acquisition thereof. All such shares will upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation of the Company, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6  Liquidation, Dissolution or Winding Up.

Upon any liquidation, dissolution or winding up of the Company, no distribution will be made (a) to the holders of shares of Junior Stock unless, prior thereto, the holders of shares of Series 2010 Preferred have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; provided, however, that the holders of shares of Series 2010 Preferred will be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to a minimum per share liquidation payment of $1,000 but will be entitled to an aggregate per share liquidation payment of 1,000 times the payment made per share of Common Stock or (b) to the holders of shares of Parity Stock, except distributions made ratably on the shares of Series 2010 Preferred and all such Parity Stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Company at any time (i) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding shares of Common Stock, (iii) combines the outstanding shares of Common Stock into a smaller number of shares or (iv) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series 2010 Preferred are then issued or outstanding, the aggregate amount to which each holder of shares of Series 2010 Preferred would otherwise be entitled immediately prior to such event will be correspondingly adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7  Consolidation, Merger, Etc.

In the event that the Company enters into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, in each such case, each share of Series 2010 Preferred will at the same time be similarly exchanged for or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to one thousand (1,000) times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Company at any time (a) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (b) subdivides the outstanding shares of Common Stock, (c) combines the outstanding shares of Common Stock in a smaller number of shares or (d) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series 2010 Preferred are then issued or outstanding, the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series 2010 Preferred will be correspondingly adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Attachment A-3

Section 8  Redemption.

The shares of Series 2010 Preferred are not redeemable.

Section 9  Rank.

The Series 2010 Preferred ranks, with respect to the payment of dividends and the distribution of assets, junior to all other series of the Company’s Preferred Stock, unless the terms of such series shall so provide.

Section 10  Fractional Shares.

Series 2010 Preferred may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series 2010 Preferred.

Section 11  Amendment.

At any time that any shares of Series 2010 Preferred are outstanding the Articles of Incorporation of the Company shall not be amended, by merger, consolidation or otherwise, which would materially alter or change the powers, preferences or special rights of the Series 2010 Preferred so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of Series 2010 Preferred, voting separately as a class.

FURTHER RESOLVED:  That the statements contained in the foregoing resolutions creating and designating the said Series 2010 Junior Participating Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Articles of Incorporation of the Company pursuant to the provisions of Section 1955 of Chapter 78 of the Nevada Revised Statutes.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

Attachment A-4